Exhibit 99.1

Hexcel Revised Outlook

  Expect double digit growth to resume in second half, continue thru 2013
  Project operating leverage of 20% or more on incremental sales growth
  Target to remain free cash flow positive through investment cycle

STAMFORD, Conn.--(BUSINESS WIRE)--June 2, 2010--Hexcel Corporation (NYSE: HXL), today reviewed its guidance for the remainder of 2010 and discussed its outlook for the future.

Chief Executive Officer Comments

Mr. David Berges summarizing Hexcel’s prospects commented, “As a result of the recently announced increases in aircraft build rates over the next few years by Airbus and Boeing, as well as the continued progress on new aircraft programs, we are increasingly optimistic about the rest of 2010 and the next several years thereafter. If our demand is in line with the announced build rates and the new programs ramp-up as expected, we would expect to average double digit sales growth (in constant currency and on a year-over-year basis) for the total company, beginning in the second half of 2010 and for the next several years. This growth would be led by the expected steady ramp in production of new composite intensive aircraft.”

Revenue

  Commercial Aerospace. With announced increases in aircraft production and the contribution of new programs (A380, B787, B747-8 and A350), total commercial aerospace revenues could grow at a 12-16% average rate through 2013. This pace of growth would allow us to double our 2009 revenues of $556 million in five years. By 2013, the new programs could provide almost the same revenues as the legacy programs at Airbus and Boeing. This projected growth rate assumes our regional and business jet sales grow at a modest 5% per year from the last twelve months (LTM) ending March 31, 2010 sales levels.
  Space & Defense. We expect our Space & Defense revenues to be slightly above 2009 sales as the wind down in the F-22 program is offset by growth in rotorcraft programs. In the years ahead, downside risk on the C-17 program should be more than offset by potential increased revenues from rotorcraft, A400M and Joint Strike Fighter (F-35). Thus, modest year over year growth could be expected for the next several years.
  Industrial. While wind energy sales are more difficult to predict, we expect sequential quarterly growth and a return to at least the sales levels of the second half of 2009. Our largest customer recently announced a target average growth rate of 15% per year through 2015, but we remain cautious about the near term. For the rest of industrial sales we expect modest GDP-type growth until USEC’s American Centrifuge Project is restarted.
  Consolidated Revenues. In total we anticipate 2010 consolidated revenues to be 6 – 10% higher than the March 31, 2010 LTM sales in constant currency. Further, on the strength of sales to large commercial aircraft, we expect total company revenues to grow at a double digit rate through 2013.

Operating Leverage and Cash Flows

  Despite the increased depreciation beginning this quarter, we expect to deliver continued improvement in year over year operating margin percentage through leverage on incremental sales, productivity gains and cost control. Over time, we target incremental operating income margins in excess of 20%.
  We still project that Hexcel will be free cash flow positive in 2010 with capital expenditures less than $75 million (free cash flow is defined as cash provided by operating activities less capital expenditures). We expect to resume a higher pace of spending in 2011 as Hexcel is the supplier of carbon fiber and primary structural prepregs on the A350 program. Should our outlook remain as projected, we would expect that the total company capital expenditures would be in the $150 million to $200 million range for a number of years. We target to fund these capital spending plans from cash flows from operations, but, if necessary, have adequate available borrowings under the existing facilities to cover any shortfalls.

Hexcel Corporation is a leading advanced composites company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the market segments we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates made publicly available by Airbus, Boeing and others, the revenues we may generate from an aircraft model or program, the impact of delays in new aircraft programs, the outlook for space & defense revenues and the trend in wind energy, recreation and other industrial applications); our ability to maintain and improve margins in light of the current economic environment; demand for our products in these markets are driven by both the success of particular applications as well as the general overall economy; our ability to manage cash from operations and capital spending in relation to future sales levels such that the company funds its capital spending plans from cash flows from operations, but, if necessary, maintains adequate borrowings under its credit facilities to cover any shortfalls; and the impact of the above factors on our expectations of financial results for 2010 and beyond. The loss of, or significant reduction in purchases by, Boeing, EADS and Vestas or any of our other significant customers could materially impair our business, operating results, prospects and financial condition. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changes in currency exchange rates, changing market conditions, increased competition, inability to achieve planned manufacturing improvements, conditions in the financial markets, product mix, cost reductions and changes in environmental regulations, legal matters, interest expense and tax codes. Additional risk factors are described in our filings with the SEC. We do not undertake an obligation to update our forward-looking statements to reflect future events.

Sales by Market ($ Millions)
	2007	2008	2009	LTM (2)
Airbus and Boeing (1)	$463	$511	$436	$451
Regional & Business Jet	$159	$199	$120	$103
Commercial aerospace	$622	$710	$556	$554
Space & Defense	$256	$302	$299	$295
Industrial	$293	$313	$253	$215
Total sales	$1,171	$1,325	$1,108	$1,064

(1) Includes sales to Airbus, Boeing and their subcontractors
(2) Last twelve months ending March 31, 2010

	Q1 09	Q2 09	Q3 09	Q4 09	Q1 10
Commercial aerospace	$154	$138	$127	$137	$152
Space & Defense	$77	$74	$75	$73	$73
Industrial	$76	$65	$55	$57	$38
Total sales	$307	$277	$257	$267	$263

CONTACT:
Hexcel Corporation
Michael Bacal, 203-352-6826
michael.bacal@hexcel.com